Exhibit 99(a)

The following is the description of the material terms of the Amended Severance Agreements between Zep Inc. (the “Company”) and its named executive officers as set forth under the caption “Executive Compensation Tables — Potential Payments upon Termination — Severance Agreements” in the Company’s definitive proxy statement (the “Proxy Statement”) filed with the Securities and Exchange Commission on November 19, 2009. Capitalized terms used herein shall have the meanings ascribed to such terms in the Proxy Statement.

Severance Agreements

The severance agreements for our named executive officers provide the following benefits in the event that, during the term of the severance agreements, their employment (1) is involuntarily terminated by the Company without cause or (2) is terminated by the executive for good reason (as each such term is defined in the severance agreement), for the terms set forth in the table below:

•	a severance payment calculated as a number of specific months times the executive’s then current base salary, paid in monthly installments over the severance period;

•	for Mr. Morgan, a pro rata bonus in the year of termination based on the greater of (a) target bonus, or (b) the annual incentive that would be paid or payable for actual fiscal year performance;

•	continuation of healthcare and life insurance coverage for the severance period;

•	outplacement services not to exceed 10% of base salary;

•	for Mr. Morgan, accelerated vesting of any performance-based restricted stock for which performance targets have been achieved; and

•	for Mr. Morgan, accelerated vesting of any performance-based restricted stock for which performance targets have been achieved; and

Under the severance agreements, the involuntary termination of an executive by the Company for the following reasons constitutes a termination for cause:

•	termination is the result of an act or acts by the executive which have been found in an applicable court of law to constitute a felony (other than traffic-related offenses);

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termination is the result of an act or acts by the executive which are determined in the good faith judgment of the Company to be in violation of law or of written policies of the Company and which result in material injury to the Company;

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termination is the result of an act or acts of dishonesty by the executive resulting or intended to result directly or indirectly in gain or personal enrichment to the executive at the expense of the Company; or

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the continued failure by the executive substantially to perform the duties reasonably assigned to him, after a demand in writing for substantial performance of such duties is delivered by us and such failure results in material injury to the Company.

Under the severance agreements, a good reason for termination by an executive of his employment with the Company means the occurrence during the two-year term after a change in control (without the executive’s express consent) of any of the following acts by the Company, if not corrected within 30 days after written notice is given to us by the executive:

•	material diminution in the executive’s base salary;

•	material diminution in the executive’s authority, duties, or responsibilities from those in effect immediately prior to the change in control;

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material change in the geographic location at which the executive must perform his services, which is defined as requiring the executive to be based more than 50 miles from the primary workplace where executive was based immediately prior to the change in control; or

•	any other action or inaction that constitutes a material breach by the Company of the agreement under which the executive performs his services.

Mr. Morgan’s severance agreement also provides for:

•	continued vesting during the severance period of unvested stock options;

•	exercisability of vested stock options and stock options that vest during the severance period for the shorter of the remaining exercise term or the length of the severance period;

•	accelerated vesting during the severance period of restricted stock that is not performance-based, on a monthly pro rata basis determined from the date of grant to the end of the severance period;

•	continued vesting during the severance period of performance-based restricted stock for which performance targets are achieved and vesting begins during the severance period; and

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immediate vesting of the Company contribution amounts in the SDSP (which would otherwise be forfeited upon Mr. Morgan’s termination), with distribution of such amounts to be made in accordance with the terms of the SDSP.

The benefits provided for under the severance agreements with our named executive officers are intended to be exempt from, or to comply with, the requirements of Code Section 409A, and they will be interpreted and administered accordingly. In this regard, benefit payments will be delayed for a period of six months following termination, to the extent required under Code Section 409A.

The severance agreements also contain restrictive covenants with respect to confidentiality, non-solicitation, non-recruitment and non-competition, and the executive’s receipt of the benefits provided for in the severance agreements is subject to the executive’s execution of a release. We will pay reasonable legal fees and related expenses incurred by an executive who is successful to a significant extent in enforcing his or her rights under his or her severance agreement. Each severance agreement is effective for a rolling two-year term, which will automatically extend each day for an additional day unless terminated by either party, in which case it will continue for two years after the notice of termination or for three years following a change in control.